As filed with the Securities and Exchange Commission on July 22, 2022

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	56-2590442
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

465 State Route 17
Ramsey, New Jersey	07446
(Address of Principal Executive Offices)	(Zip Code)

ADMA BIOLOGICS, INC. 2022 EQUITY COMPENSATION PLAN
(Full title of the plan)

Adam S. Grossman
President and Chief Executive Officer	David C. Schwartz, Esq.
ADMA Biologics, Inc.	Morgan, Lewis & Bockius LLP
465 State Route 17	502 Carnegie Center
Ramsey, New Jersey 07446	Princeton, New Jersey 08540
(201) 478-5552	(609) 919-6600
(Name, address, telephone number,	(With copies to)
including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On June 21, 2022 (the “Effective Date”), the stockholders of ADMA Biologics, Inc. (the “Registrant”) approved the ADMA Biologics, Inc. 2022 Equity Compensation Plan (the “2022 Plan”). Subject to adjustment, the 2022 Plan authorizes the issuance or transfer of up to 18,000,0000 shares (the “Base 2022 Plan Shares”) of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”). Additionally, the 2022 Plan authorizes the issuance and transfer of (i) up to 5,714,620 shares of Common Stock, which is the number of shares that remained available for grants under the Amended and Restated ADMA Biologics, Inc. 2014 Omnibus Incentive Compensation Plan, as amended (the “2014 Plan”) as of the Effective Date and (ii) any shares of Common Stock subject to outstanding grants under the 2014 Plan that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid under the 2014 Plan after the Effective Date and that become available for issuance under the 2022 Plan (the shares of Common Stock referred to in clauses (i) and (ii) above, the “Rollover Shares”). As disclosed in the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (the "Commission") on April 28, 2022, there were 13,722,164 shares of Common Stock underlying existing equity awards under the 2014 Plan as of April 15, 2022.

The Registrant is filing this Registration Statement on Form S-8 to register the Base 2022 Plan Shares. The Registrant is concurrently filing post-effective amendments to certain of the Registrant’s previously filed registration statements on Form S‑8 with respect to the Rollover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated herein by reference and shall be deemed to be a part of this Registration Statement:

(1)
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 24, 2022 (including the portions of the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on April 28, 2022 that are incorporated by reference therein);

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 11, 2022;

(3)
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, 2022, March 7, 2022, March 9, 2022, March 25, 2022, June 13, 2022, June 21, 2022 and June 27, 2022 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(4)
The description of Common Stock set forth in Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 24, 2022 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”) provides that a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Charter provides that the Registrant will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may have or hereafter acquire under any statute, provision of the Charter, the Registrant’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant has entered into, and expects to continue to enter into, customary indemnification arrangements with each of its current directors and executive officers. These arrangements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification arrangements with future directors and executive officers.

See also the undertakings set out in response to Item 9 hereof.

Item 7.	Exemption from Registration Claimed.

        Not applicable.

Item 8.	Exhibits.

       The Registrant hereby files the exhibits set forth below:

Exhibit Number	Description of Exhibit

4.1
Second Amended and Restated Certificate of Incorporation of the ADMA Biologics, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 23, 2019).

4.2
Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of ADMA Biologics, Inc., dated as of May 27, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 28, 2021).

4.3	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 7, 2016).

5.1	Opinion of Morgan, Lewis and Bockius LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

10.1	ADMA Biologics, Inc. 2022 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 21, 2022).

23.1	Consent of Morgan, Lewis and Bockius LLP (contained in Exhibit 5.1).

23.2	Consent of CohnReznick LLP, the Registrant’s Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (included on signature page).

107	Filing Fee Exhibit

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424,

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant,

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant, and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

5.
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on this 22nd day of July, 2022.

ADMA Biologics, Inc. (Registrant)

By:	/s/ Brian Lenz
Name: Brian Lenz
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam S. Grossman and Brian Lenz, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (this “Registration Statement”) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the date listed below.

Signature	Capacity	Date

/s/ Adam S. Grossman	President and Chief Executive Officer, Director	July 22, 2022
Adam S. Grossman	(Principal Executive Officer)

/s/ Brian Lenz	Executive Vice President and Chief Financial Officer	July 22, 2022
Brian Lenz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven A. Elms	Chairman of the Board of Directors	July 22, 2022
Steven A. Elms

/s/ Dr. Jerrold B. Grossman	Vice Chairman of the Board of Directors	July 22, 2022
Dr. Jerrold B. Grossman

/s/ Martha J. Demski	Director	July 22, 2022
Martha J. Demski

/s/ Bryant E. Fong	Director	July 22, 2022
Bryant E. Fong

/s/ Lawrence P. Guiheen	Director	July 22, 2022
Lawrence P. Guiheen

/s/ Young T. Kwon	Director	July 22, 2022
Young T. Kwon